Exhibit 99.1

GLOBAL NET LEASE Announces dividend change

NEW YORK – March 30, 2020 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that its Board of Directors has approved a reduction in the Company’s annualized dividend to $1.60 per share of common stock from $2.13 per share due to limited visibility on the long-term impact of the COVID-19 virus. The Company is taking this action to proactively preserve cash for the continued long term operation of the Company as well as for potential business opportunities.

“We continue to be confident in the performance of the portfolio but believe that this action is a prudent step to take at this time,” said James Nelson, GNL’s Chief Executive Officer.

The Company pays dividends quarterly, and the change will go into effect for the second quarter dividend which the Company anticipates declaring in April 2020. The Company anticipates the reduction in dividends will generate approximately $12 million of cash savings per quarter, which the Company expects to use to fortify its balance sheet and to capitalize on attractive acquisition opportunities currently in the market.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510